FOR IMMEDIATE RELEASE:
December 14, 2012

DISCOVERY COMMUNICATIONS TO ACQUIRE SBS NORDIC
OPERATIONS OF PROSIEBENSAT.1 GROUP AND ANNOUNCES $1 BILLION INCREASE TO SHARE REPURCHASE PROGRAM

-- Company Also Announces Next Stage of Exclusive Negotiations for Strategic Partnership with TF1/Eurosport --

(Silver Spring, Md.) – Discovery Communications today announced a definitive agreement with ProSiebenSat.1 Group to purchase the company’s SBS Nordic operations for a total enterprise value of approximately $1.7 billion (€1.325 billion). The acquisition of SBS Nordic includes 12 television networks in Norway, Sweden, Denmark and Finland, among other assets, and further solidifies Discovery’s long-term growth in the strong Nordic TV markets. The deal also expands Discovery’s brand portfolio by adding general entertainment, scripted and sports programming to the company’s suite of services for the first time. The transaction is subject to regulatory review and is expected to close in early 2013.  Additionally, Discovery also announced that its Board of Directors has approved a $1.0 billion increase to its existing stock repurchase program.

Discovery will host a media conference call at 8:30 a.m. ET on Friday, December 14, 2012.  To access the conference call in the U.S. dial 1-800-435-1261, or outside of the U.S. dial 1-617-614-4076, and use the following passcode: 98467764. Please dial in approximately 10 minutes in advance to ensure you are connected prior to the beginning of the call.  A live audio webcast of the call also will be available on Discovery Communications’ website at www.discoverycommunications.com.

“SBS Nordic has a fully distributed portfolio of dual revenue stream networks with a terrific management team that will expand Discovery’s footprint across the Nordic region, which includes some of the most well-penetrated and stable TV markets in the world,” said David Zaslav, president and CEO of Discovery Communications. “Individually, and taken together, the acquisition of SBS Nordic, our pending strategic partnership with TF1 through the acquisition of a minority stake in Eurosport, and the increase in our share repurchase program are all complementary to our long-term growth strategy of delivering sustained operating results, creating strong organic growth through investment in content, brands and talent, and returning capital to shareholders.”

Thomas Ebeling, CEO of ProSiebenSat.1 Media AG, said: “With Discovery Communications we have found a great new strategic owner, and a truly global media leader, for our Northern European companies. I’m very happy with this result. I would like to take this opportunity to thank all our colleagues in the North, and particularly our CEO in these territories, Henrik Ravn, for their outstanding performance in the past years. I wish them every success as part of the Discovery family.”

SBS has the #2 television portfolio in Norway with four networks and an overall viewership share of 34%, the #3 television portfolio in Sweden with two networks and an overall viewership share of 22%, and the #3 television portfolio in Denmark with four networks and an overall viewership share of 19%. SBS Nordic’s operations also include two networks in Finland. The acquisition includes SBS Nordic’s 19 radio stations, including the #1 radio portfolio in Sweden, as well as several digital brands.

“The acquisition of SBS Nordic is a continuation of Discovery’s more than 20-year strategy of investing internationally to build the most extensive global footprint in media, which now includes 153 networks in 217 countries and territories,” said Mark Hollinger, president and CEO of Discovery Networks International. “We look forward to adding SBS Nordic’s networks and genres to our portfolio, learning from their well-respected and experienced leadership team, and further solidifying the continued growth of our international business, which is led by our strong regional team.”

Citigroup acted as financial advisor to Discovery Communications on this transaction. DLA Piper served as legal advisors.

DISCOVERY ANNOUNCES NEXT STAGE OF EXCLUSIVE NEGOTIATIONS FOR STRATEGIC PARTNERSHIP WITH TF1/EUROSPORT

Additionally, TF1 and Discovery Communications are announcing they have taken the next step in their negotiations aimed at forging a strategic alliance to create value in the numerous complementary activities of the two media companies, in three key areas of focus:

I.	Develop the future activities of Eurosport:
A relationship between Eurosport (the only pan-European sports channel) and Discovery Communications (whose channels are available to 1.8 billion subscribers in 217 countries), would unlock synergies and complementary capabilities, particularly at the European level, in content (sports programming, entertainment, documentaries, etc.) and in development opportunities (geographical expansion, new product launches, digital rollout, etc.).

To this end, Discovery would take a 20% minority interest in the Eurosport group (Eurosport International and Eurosport France).

The acquisition of the 20% interest would involve cash consideration of approximately €170 million ($221.6 million).

Discovery also would have the possibility (via an option granted by TF1) of raising its interest to 51% in two years’ time. If Discovery exercised its option, TF1 would have the ability to exercise a put option over the remaining 49%, which potentially would increase Discovery’s ownership to 100%.

II.	Develop pay-TV content in France:
The alliance also would aim to enhance the output of documentary, magazine and current affairs channels in order to offer French distributors a flagship range of theme channels built around the content and brand portfolios of the two groups.

Discovery would become a shareholder in the TV Breizh, Histoire, Ushuaïa TV and Stylía channels, with a 20% interest in each with the ability to increase to 49% in two years.

The acquisition of the 20% would involve cash consideration of approximately €14 million ($18.2 million).

III.	Develop production activities in France via TF1 Production:

In the production field, the proposed alliance would pave the way for the production of magazine and documentary programs of international standing via TF1 Production.

An agreement is expected to be signed in the coming weeks, once the relevant employee representative bodies have been consulted.

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About ProSiebenSat.1 Group
In 2000, the ProSiebenSat.1 Group was founded as the largest television company in Germany. With 29 TV stations and a television audience of over 62 million households, today it is one of the leading media groups in Europe. It is active in ten European countries and additionally maintains global cooperations in the field of program development and production.

Television is its core business. With its successful station and program brands, digital platforms with strong coverage, and broad target group coverage, it is the leading marketer of TV programming in this sector. Its portfolio ranges from the TV stations SAT.1, ProSieben, kabel eins and sixx to ProSiebenSat.1 Networld to the maxdome online video store, digital pay TV programs, and mobile services.

With its free TV stations, it is also strongly and competitively positioned in international markets such as Sweden (Kanal 5, Kanal 9) or Norway (TV Norge, MAX, FEM, VOX), and it has diverse business activities in related media sectors, such as online and radio.

Its program production and distribution subsidiary, Red Arrow Entertainment Group, develops and produces international TV programs that are sold to broadcasters around the world. Red Arrow boasts 18 production companies across nine countries.

Its headquarters is located in Unterföhring near Munich. ProSiebenSat.1 Media AG is a public company and has more than 4,000 employees.

About TF1
TF1 (NYSE Euronext Paris: FR0000054900 / TFI) is an integrated media group with a range of businesses in high-growth segments. Its corporate mission is to inform and entertain. In freeview television, the Group’s channels are TF1 (the major events channel, no. 1 in France), TMC (no. 5 in France, and no.1 digital terrestrial channel), NT1, and HD1. The TF1 Group is also present in pay-TV with Eurosport (the leading pan-European sports broadcasting platform, received by 130 million households in Europe), TV Breizh (France’s no 1 cable/satellite channel), Ushuaïa TV, Histoire, Stylía and LCI. The TF1 group’s activities span the entire value chain in the broadcasting industry. TF1 has also created a broad range of merchandising spin-offs from its main channel. Harnessing the growth of the Internet and new technologies, TF1 produces, develops and publishes new interactive content and services for the Web, smartphones, tablet computers and connected TV. For more information please visit www.groupe-tf1.fr.

Eurosport is the leading pan-European multimedia platform. The Eurosport channel is broadcast to 130 million homes in 59 countries, and is available in 20 language versions. In 2011, Eurosport international generated revenue of €368 million and operating profit of €65 million. In 2011, Eurosport France contribution to the Group operating profit was €4million.

TV Breizh is France’s leading pay TV channel, with audience share of 1.3% among individuals aged 4 and over (1). Histoire, Ushuaïa TV and Stylía have audience shares of 0.2%, 0.1% and less than 0.1% respectively (1).

TF1 Production is one of the principal producers of French audiovisual programming. A 100% owned subsidiary of TF1, the company devises and produces programmes across all genres, lengths and media (magazines, documentaries, entertainment, reality TV, drama, and shorts), for broadcast on the TF1 group’s channels and by third party clients. In 2011, TF1 Production supplied more than 279 hours of programming for TF1 and more than 153 hours for TMC and NT1.

(1) Source: audience share on Individuals aged 4 and over, Pay-TV universe, Médiamat’Thématik (wave 23- Jan 2012 – June 2012).

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's #1 nonfiction media company reaching more than 1.8 billion cumulative subscribers in 217 countries and territories. Discovery is dedicated to satisfying curiosity through 153 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Science and Investigation Discovery, as well as U.S. joint venture networks OWN: Oprah Winfrey Network, The Hub and 3net, the first 24-hour 3D network. Discovery also is a leading provider of educational products and services to schools and owns and operates a diversified portfolio of digital media services, including Revision3. For more information, please visit www.discoverycommunications.com.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act that are based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof, and the Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Annual Report on Form 10-K filed with the SEC on February 17, 2012. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements in this release include, without limitation, the full year 2012 outlook and plans for stock repurchases. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contacts:
Media                                Investors
Michelle Russo (240) 662-2901                Craig Felenstein (212) 548-5109
michelle_russo@discovery.com         craig_felenstein@discovery.com

Elizabeth Hillman (240) 662-2664
elizabeth_hillman@discovery.com